Exhibit 99.1

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June 30, 2015

KPSC approves settlement reached in LG&E and KU rate cases

New rates for KU electric and LG&E natural gas customers to take effect July 1

(LOUISVILLE, Ky.) — Stating that the unanimous settlement agreement reached by the parties to the LG&E and KU rates cases was “fair, just and reasonable,” the Kentucky Public Service Commission today announced its approval to increase base rates for KU electric and LG&E natural gas customers.

While the monthly basic service charge will remain unchanged, the per-kilowatt charge will be modified to provide additional annual cost-recovery revenues of $125 million for KU, incorporating costs associated with the new 640-megawatt natural gas combined-cycle generating plant at the companies’ Cane Run site, among other investments. KU owns 78 percent of that facility, with LG&E owning the remaining 22 percent.

“We are pleased to receive the commission’s approval of this case,” said Ed Staton, vice president of State Regulation and Rates. “Each of the parties was willing to compromise to develop a unanimous settlement that was fair, just and reasonable and the commission acknowledged the importance of that agreement.”

The settlement agreement provides no increase in revenues for LG&E’s electric operations and a $7 million increase in LG&E’s gas operations.

A residential LG&E electric customer, using an average of 984 kWh per month, will see a 10 cent decrease in their overall monthly bill. A residential LG&E natural gas customer, using an average of 57 Ccf per month, will see an increase of $1.23 per month. A KU residential customer, using an average of 1,200 kWh per month, will see an increase of $8.98 per month.

The settlement does not attach specific dollars or concessions to any particular issue in the case, but provides an overall settlement that, on balance, is a fair, just and reasonable result. No return on equity was established with respect to base rates; however, the average customer’s monthly bill will reflect an authorized 10 percent return on equity investment related to the environmental cost recovery mechanism and the gas line tracker mechanism. The settlement agreement also provides for deferred cost recovery of a portion of the costs associated with pensions and KU’s Green River plant which is currently scheduled to be retired in April 2016.

In addition to LG&E and KU, parties to the unanimous settlement agreement included: the Attorney General of the Commonwealth of Kentucky; the Kentucky Industrial Utilities Customers; the Lexington-Fayette Urban County Government; the Kroger Company; the Community Action Council of Lexington-Fayette, Bourbon, Harrison, and Nicholas Counties; Kentucky Cable Telecommunications Association; Kentucky School Boards Association; Sierra Club; Wal-Mart Stores East, LP and Sam’s East; Association of Community Ministries; and Metropolitan Housing Coalition.

LG&E and KU also agreed to a minimum annual contribution of shareholder funds of $1.15 million to low-income programs. The current Home Energy Assistance program also will become a permanent program under the companies’ tariffs and maintain its current rate of 25 cents per meter.

The agreement also provides for an extension of the collection period for residential customer deposits from four to six months. Additionally, LG&E and KU have agreed to develop an energy efficiency filing for Kentucky’s school districts and reaffirmed their commitment to study the feasibility of energy efficiency programs for industrial customers.

Customers will notice the adjustments on their bills beginning July 1.

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Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve a total of 1.2 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 321,000 natural gas and 400,000 electric customers in Louisville and 16 surrounding counties. Kentucky Utilities serves 543,000 customers in 77 Kentucky counties and five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.